EXHIBIT 10.19

(Jones - License)

  LICENSE AGREEMENT, dated as of May 11, 1998 by and between PRL USA, INC. ("Licensor"), with a place of business at Suite 201, Wilmington, Delaware
19803, and Jones Apparel Group, Inc. ("Licensee"), a Pennsylvania corporation with a place of business at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007.

  WHEREAS, Licensor is engaged in the business of manufacturing, selling and promoting, and licensing others the right to manufacture, sell and promote, high quality apparel and related merchandise under certain Polo/Ralph Lauren trademarks and trade names; and

  WHEREAS, Licensee desires to obtain, and Licensor is willing to grant, a license pursuant to which Licensee shall have the right to use the Trademark (as hereinafter defined) on the terms set forth herein;

1. Definitions. As used herein, the term:

  1.1. "License" shall mean the exclusive, non-assignable right to use the Trademark in connection with the manufacture and/or importation and sale of Licensed Products in the Territory.

  1.2. "Licensed Products" shall mean those items set forth on Schedule A attached hereto and made a part hereof, and all bearing the Trademark. From time to time Licensor may authorize Licensee to manufacture and distribute products bearing the Trademark not expressly listed in Schedule A hereto. Absent an agreement with respect to such products signed by Licensor and Licensee, all such products shall be deemed Licensed Products for all purposes hereunder, provided, however, that Licensee's rights with respect to such products (i) shall be non-exclusive and (ii) may be terminated by Licensor upon 90 days written notice.

  1.3. "Licensor" shall mean PRL USA, Inc., a corporation organized under the laws of the State of Delaware.

  1.4. "Licensee" shall mean Jones Apparel Group, Inc., a corporation organized under the laws of Pennsylvania.

  1.5. "Territory"the United States of America, its territories and possessions. From time to time Licensor may authorize Licensee to sell certain Licensed Products to specific purchasers outside the Territory. Absent an agreement with respect to such sales signed by Licensor and Licensee, all such sales shall be made on all of the terms and conditions set forth in this Agreement; provided, however, that Licensee's right to make such sales shall be non-exclusive and may be terminated by Licensor immediately upon written notice

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to Licensee. Any such termination shall not apply to orders already taken by
Licensee in accordance with Licensor's prior authorization. In the event that Licensor wishes to use or license a third party to use the Trademark on Licensed Products sold in Canada during the term hereof, Licensor shall grant to Licensee a right of first refusal to act as the Licensee therefor. In the implementation of said first refusal rights, Licensor shall give Licensee notice of the Offer Terms upon which it proposes to grant a license ("Licensor's Offer") for such products. Licensee shall have a period of forty-five (45) days after the date of Licensor's notice of the Offer Terms to accept or reject Licensors Offer in writing. If Licensee rejects Licensors Offer or if Licensee initially accepts Licensors Offer but thereafter is unable to satisfy the Offer Terms, then Licensor shall be free to make a substantially similar Licensors Offer to any third party. If Licensor shall substantially (as determined in Licensor's reasonable discretion) change the Offer Terms then, during the term hereof, Licensee's right of first refusal as provided hereinabove shall apply to such changed Offer Terms.

  1.6. "Trademark" shall mean the trademark set forth on Schedule B hereto, and no other trademark, regardless of whether such trademark is or includes any reference to "Ralph Lauren" or any other trademark owned by Licensor or its affiliates. Licensor shall have the sole right to determine the manner and use each of the Trademark in connection with each particular Licensed Product.

  2. Grant of License.

  2.1. Subject to the terms and provisions hereof, Licensor hereby grants Licensee and Licensee hereby accepts the License. Licensor shall neither use nor authorize third parties to use the Trademark in connection with the manufacture, sale and/or importation of Licensed Products in the Territory during the term of this Agreement without Licensee's prior approval. To the extent it is legally permissible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising, such license being specifically reserved for Licensor.

  2.2. It is understood and agreed that the License applies solely to the use of the Trademark on the Licensed Products, and that (i) except as may hereafter be expressly agreed upon in a writing signed by both Licensor and Licensee, no use of any other trademark of Licensor or of any of Licensor's affiliates (including any trademark that uses the name "Ralph Lauren"), and (ii) no use of the Trademark on any other products, is authorized or permitted. Licensor reserves the right to use, and to grant to any other licensee the right to use, the Trademark, whether within or outside the Territory, in connection with any and all products and services, other than Licensed Products within the Territory. Licensee understands and agrees that Licensor may itself manufacture or authorize third parties to manufacture in the Territory, Licensed Products for ultimate sale outside of the Territory. Subject to the terms of paragraph
17.4 hereof, Licensee may

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manufacture or cause to be manufactured the Licensed Products outside of the
Territory, but solely for purposes of sale within the Territory pursuant to the terms of this Agreement.

  2.3. Licensee shall not have the right to use Licensee's name on or in connection with the Licensed Products, except with the prior approval by Licensor of the use and placement of Licensee's name. Licensee shall, at the option of Licensor, include on its business materials and/or the Licensed Products an indication of the relationship of the parties hereto in a form approved by Licensor.

  2.4. Licensee shall not use or permit or authorize another person or entity in its control to use the words "Polo" or "Ralph Lauren" as part of a corporate name or tradename without the express written consent of Licensor and Licensee shall not permit or authorize use of the Trademark in such a way so as to give the impression that the name "Ralph Lauren," or the Trademark, or any modifications thereof, are the property of Licensee.

  2.5. In the event that (i) Sidney Kimmel is no longer the Chairman and Chief Executive Officer of Licensee and (ii) Licensee, directly or indirectly, agrees to manufacture, distribute, sell or advertise during the term of this Agreement any items which bear the name or are associated with the name of any person or entity listed on Schedule C hereto, Licensor shall have the right to terminate the term of this Agreement upon sixty (60) days written notice.

  2.6. Licensor represents and warrants that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein.
In the event that Licensee or Licensor is charged with infringement on account of Licensee's use of any of the Trademark or, if in connection with the development of Licensor's program in the Territory, Licensor determines that the use by Licensee of the trademark should be discontinued upon reasonable written notice to Licensee, this license under the Trademark shall be converted to a license under other mutually agreeable "Ralph Lauren" trademark(s) or label(s); in such event Licensee hereby accepts the exclusive license to use such "Ralph Lauren" trademark(s) in connection with the manufacture and sale of Licensed Products in the Territory subject to all other terms of this License Agreement. In such event, Licensee shall immediately advise Licensor of its inventory of Licensed Products labeled with the Trademark(s) and of its stock of business materials bearing the Trademark(s) and Licensor shall, in its reasonable discretion and judgment, determine whether and to what extent such inventory and materials of Licensee may continue to be used by Licensee.

  2.7. Licensee shall not purport to grant any right, permission or license hereunder to any third party, whether at common law or otherwise. Licensee shall not without Licensor's prior written approval sell any Licensed Products bearing the Mark to any third party which, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Licensee shall use its best efforts to prevent any such resale outside the

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Territory and shall, immediately upon learning or receiving notice from Licensor that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.

  2.8. Licensee recognizes that there are many uncertainties in the business contemplated by this Agreement. Licensee agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Licensee, either by Licensor or its affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Licensee has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

  3. Design Standards and Prestige of Licensed Products.

  3.1. Licensee acknowledges that it has entered into a design services agreement ("Design Agreement"), of even date herewith, with Polo Ralph Lauren Corporation (the "Design Company"), which provides for the furnishing to Licensee by the Design Company of design concepts and other professional services so as to enable Licensee to manufacture or cause to be manufactured the Licensed Products in conformity with the established prestige and goodwill of the Trademark. Licensee shall manufacture, or cause to be manufactured, and sell only such Licensed Products as are made in accordance with the design and other information approved under, and in all other respects in strict conformity with the terms of, the Design Agreement.

  3.2. Licensee acknowledges that the Trademark has established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of various lines of Licensor's products, including the Licensed Products, the high standards and reputation that Licensor and Ralph Lauren have established be maintained. Accordingly, all items of Licensed Products manufactured or caused to be manufactured by Licensee hereunder shall be of high quality workmanship with strict adherence to all details and characteristics embodied in the designs furnished pursuant to the Design Agreement. Licensee shall supply Licensor with samples of the Licensed Products (including, if Licensor so requests, samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon Licensor's request, make its manufacturing facilities available to Licensor, and shall use its best efforts to make available each subcontractor's manufacturing facilities for inspection by Licensor's representatives during usual working hours. No sales of miscuts or damaged merchandise shall contain any labels or other identification bearing the Trademark without Licensor's prior written approval, but sales of all products of Licensor or the Design Company's design shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof.

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  3.3. In the event that any Licensed Product is, in the judgment of Licensor, not being manufactured, distributed or sold with first quality workmanship or in strict adherence to all details and characteristics furnished pursuant to the Design Agreement, Licensor shall notify Licensee thereof in writing and Licensee shall promptly repair or change such Licensed Product to conform thereto. If a Licensed Product as repaired or changed does not strictly conform after Licensors request and such strict conformity cannot be obtained after at least one (1) resubmission, the Trademark shall be promptly removed from the item, at the option of Licensor, in which event the item may be sold by Licensee without payment of any royalty hereunder, provided such miscut or damaged item does not contain any labels or other identification bearing the Trademark. Notwithstanding anything in this paragraph 3.3 to the contrary, sales of all products of Licensors or the Design Company's design, whether or not bearing the Trademark, shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof. Licensor hereby approves Licensee's sale of excess inventory, cutups and clearly marked seconds or irregular merchandise, on all the terms set forth herein: (i) first, upon request to Licensor's factory outlet stores to the extent of their requirements (subject to a reasonable assortment being purchased), at a discount off the regular wholesale price equal to the discount given by Licensee to Licensor with respect to "Lauren" merchandise pursuant to paragraph 4 of the letter agreement between Licensee and Licensor dated November 17, 1997 (but Licensee shall not be responsible for any royalty payments hereunder or for any compensation payments under the Design Agreement with respect to such sales) and (ii) at such other locations as Licensor may hereafter approve.

  3.4. At the request of Licensor, Licensee shall cause to be placed on all Licensed Products appropriate notice designating Licensor or the Design Company as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be determined by Licensor.

  4. Marketing.

  4.1. The distribution of the Licensed Products in the Territory shall be performed by Licensee exclusively. The Licensed Products shall be sold by Licensee only to those specialty shops, department stores and other retail outlets which deal in products similar in quality and prestige to Licensed Products, and whose operations will enhance the quality and prestige of the Trademark, and only to those customers listed on Schedule D hereto and other customers of similar quality and prestige. Licensor shall have the right to object by notice to Licensee to any customer not listed on Schedule D hereto, and Licensee shall not thereafter accept orders from such customer, (but Licensee may fulfill orders accepted prior to Licensee's receipt of such notice). In the event Licensor reasonably determines that the unauthorized resale of Licensed Products through unauthorized distribution channels is causing a negative impact on the reputation and desirability of Licensor's products, Licensee shall consult with Licensor in good faith regarding what steps, including the possibility of implementing an inventory marking system, may be taken to remedy such negative impact. Licensee shall not market or

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promote or seek customers for the Licensed Products outside of the Territory and
Licensee shall not establish a branch, wholly owned subsidiary, distribution or warehouse with inventories of Licensed Products outside of the Territory.

  4.2. Licensee acknowledges that in order to preserve the good will attached to the Ralph Lauren trademarks, the Licensed Products are to be sold at prices and terms reflecting the prestigious nature of such trademarks, it being understood, however, that Licensor is not empowered to fix or regulate the prices at which the Licensed Products are to be sold, either at the wholesale or retail level.

  4.3. Licensee shall maintain the high standards of the Trademark and the Licensed Products, in all advertising, packaging and promotion of the Licensed Products. Licensee shall not employ or otherwise release any of such advertising or packaging or other business materials relating to any Licensed Products or bearing the Trademark, unless and until Licensee shall have made a request, in writing, for approval by Licensor. Licensor may, with respect to any advertising, packaging or business materials submitted by Licensee, make such suggestions as Licensor deems necessary or appropriate, or disapprove, in either event by notice to Licensee. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV or print) for which approval by Licensor was granted. Licensee shall, at the option of Licensor, include on its business materials an indication of the relationship of the parties hereto in a form approved by Licensor.

  4.4. Licensee shall use its best efforts to assure that all cooperative advertising, whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Licensed Products, whether Licensee's contribution be in the form of an actual monetary contribution, a credit or otherwise, shall be subject to prior approval of Licensor under the same terms and conditions as apply to advertising and promotional materials prepared by or to be used by Licensee pursuant to paragraph 4.5 hereof; provided, however, that in the event that Licensee is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then Licensee shall notify Licensor, in advance, of those customers with whom it does cooperative Licensed Product advertising and/or promotion, and Licensee at Licensor's request shall notify the named customer of the terms of this Agreement which pertain to the said advertising or promotional materials.

  4.5. Licensee shall exercise its best efforts to safeguard the established prestige and goodwill of the name "Ralph Lauren" and the trademarks associated therewith at the same level of prestige and goodwill as heretofore maintained. "Image" as used herein refers primarily to quality and style of packaging, advertising and promotion, creation and introduction of new products, type of outlets with reference to quality of service provided by retail outlets and quality of presentation of Licensed Products in retail outlets. Licensee shall take all necessary steps, and all steps reasonably requested by Licensor, to prevent

                                 -6-
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or avoid any misuse of the Trademark by any of its customers, contractors or other resources.

  4.6. During each year of this Agreement, Licensee shall expend for the advertising of Licensed Products, which shall consist of cooperative advertising and national institutional and media advertising, an amount that is not less than the "Annual Advertising Obligation", as hereinafter defined, for such year. Licensor and Licensee shall consult with each other regarding the creation, production and placement of all advertising of Licensed Products, but all final decisions with respect thereto shall be made by Licensor in its sole discretion. The "Annual Advertising Obligation" for each year during the term hereof shall be [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] of the aggregate net sales price (as defined in paragraph 6.2 hereof) of Licensed Products sold during such year. Licensee shall deliver to Licensor within sixty (60) days after the end of each year hereof an accounting statement in respect of amounts expended by Licensee on advertising for the prior year. Each such accounting statement shall be signed, and certified as correct, by a duly authorized officer of Licensee. Prior to each year hereof, Licensee shall submit Licensee's advertising budget for the upcoming year, based on the aggregate net sales price of Licensed Products during the year then ending and on sales projected for the upcoming year. The Annual Advertising Obligation for such upcoming year will initially be calculated and expended based upon such budget. If in any year during the term hereof an amount less than the Annual Advertising Obligation is expended on advertising for any reason whatsoever (including an underestimate of the actual net sales for such year or because the actual cost of Institutional Advertising, if any, produced and placed during such year is less than the Annual Advertising Obligation), the entire amount not expended shall be added to the Annual Advertising Obligation for the following year.

  4.7. During the term of this Agreement, Licensee shall, in consultation with Licensor, provide a budget for the design, construction, re-fits and seasonal changeovers of in-store shops and fixtures to be used exclusively for the presentation of Licensed Products, the design of which shall be subject to Licensor's prior approval. Licensee's budget for such purposes shall be adequate to present Licensed Products in a manner consistent with the high quality and prestige associated with Licensor's trademarks and the price structure of the Licensed Products.

  4.8. To the extent permitted by applicable law Licensor may from time to time, and in writing, promulgate reasonable rules and regulations to Licensee relating to the manner of use of the Trademark Licensee shall comply with such rules and regulations. Any such rules or regulations shall not be inconsistent with or derogate from the terms of this Agreement.

  4.9. Licensee agrees to make available for purchase and to sell on its customary price, credit and payment terms all lines and styles of Licensed Products to retail stores in the Territory bearing a trademark of Licensor or its affiliates and to any stores or facilities operated or owned by Licensor and its affiliates, which are authorized to sell the

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Licensed Products within such retail stores.

  4.10. In consideration of the License granted herein, in the event Licensor elects to offer Licensed Products for sale in mail-order catalogs, Licensee shall sell and timely ship Licensed Products to Licensor or its affiliate for such purposes at a price equal [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]. All such sales shall be separately reported by Licensee in its accounting statements pursuant to paragraph
6.2 hereof, and such sales shall not be subject to the royalty or advertising obligations set forth herein, or to the compensation obligations set forth in the Design Agreement.

  4.11. Licensor shall respond to any requests for approvals or consents from Licensee hereunder as promptly as reasonably practicable consistent with the level of review required.

  5. Trademark Protection.

  5.1. All uses of the Trademark by Licensee, including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise shall require Licensor's prior written consent, and be in accordance with paragraph 4 hereof.

  5.2. All uses of the Trademark by Licensee in advertising, promotions, labels and packaging shall include at Licensees option, a notice to the effect that each Trademark is used by Licensee for the account and benefit of Licensor or that Licensee is a registered user thereof or both such statements. The use of the Trademark pursuant to this Agreement shall be for the benefit of Polo and shall not vest in Licensee any title to or right or presumptive right to continue such use. For the purposes of trademark registration, sales by Licensee shall be deemed to have been made by Licensor.

  5.3. Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Trademark. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Trademark, or any of Licensor's other trademarks, it being understood that all rights relating thereto are reserved by Licensor, except for the License hereunder to Licensee of the right to use the Trademark only as specifically and expressly provided herein. Licensee shall not file or prosecute a trademark or service mark application or applications to register the Trademark, for Licensed Products or otherwise.

  5.4. Licensee shall not, during the term of this Agreement or thereafter, (a) attack Licensor's title or rights in and to Licensor's trademarks in any jurisdiction or attack the validity of this License or Licensor's trademarks or (b) contest the fact that Licensee's rights under this Agreement (i) are solely those of a licensee, manufacturer and distributor and (ii) subject to the provisions of paragraph 10 hereof, cease upon termination of this Agreement. The provisions of this paragraph 5.4 shall survive the termination of this

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Agreement.

  5.5. All right, title and interest in and to all samples, patterns, sketches, designs, artwork, logos and other materials furnished by Licensor or the Design Company, whether created by Licensor or the Design Company, and any logo or crest associated with the Trademark, even if such logo or crest was designed or furnished by Licensee, shall be the sole property of Licensor and/or the Design Company, as the case may be. Licensee shall assist Licensor to the extent necessary in the protection of or the procurement of any protection of Licensor's rights to the Trademark, designs, design patents and copyrights hereunder and Licensor, if Licensor so desires, may commence or prosecute any claims or suits in Licensor's own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any uses which may be infringements or imitations by others of the Trademark on articles similar to those covered by this Agreement which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensor shall bear one hundred percent (100%) of the costs of all actions or proceedings it undertakes, and shall be entitled to all recoveries in such actions. If Licensor declines to take action with respect to a particular infringer Licensee is not obligated to but may, with Licensor's prior written consent, undertake such action at Licensee's expense, in which case Licensee shall be entitled to all recoveries in such action.

  6. Royalties.

  6.1. Licensee shall pay to Licensor minimum royalties for each year during the term of this Agreement as compensation for the License granted hereunder for the use of the Trademark in the manufacture and sale, and/or importation and sale, of Licensed Products in the Territory. The minimum royalty for each year during the term hereof shall be as follows:

[OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

Minimum royalties for each year shall be paid on a quarterly basis, beginning with the minimum royalty payment to be made for the first calendar quarter of 2002, in the manner set forth in paragraph 6.2 below. No credit shall be permitted against minimum royalties payable in any year on account of actual or minimum royalties paid in any other year, and minimum royalties shall not be returnable. Minimum royalties for each year of the "Renewal Term" (as defined in paragraph 8 hereof) shall be [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]. For the purposes of this Agreement, the term "year" shall mean a period of twelve

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(12) months commencing on each January I during the term of this Agreement;
provided, however, that the "first year", or "Year V shall mean the period commencing on the date hereof and expiring on December 31, 1999.

  6.2. Licensee shall pay to Licensor earned royalties based on the net sales price of all Licensed Products manufactured or imported and sold by Licensee hereunder. Earned royalties shall equal [OMITTED; MATERIAL
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] of the net sales price of all Licensed Products sold under this Agreement. Licensee shall prepare or cause to be prepared statements of operations for the first month in which Licensed Products are offered for sale to the trade, and for each month thereafter for so long as Licensee is offering Licensed Products for sale hereunder, which statements shall be furnished to Licensor together with the earned royalties due for each such month on the last day of the following month. The statement and royalty payment provided on the last day of each April (for the month of March), July (for the month of June), October (for the month of September) and January (for the month of December) during the term shall also include Licensee's minimum royalty obligation for the preceding calendar quarter, less the aggregate earned royalties paid for such calendar quarter. The term "net sales price" shall mean the gross sales price to retailers of all Licensed Products sold under this Agreement or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Licensee to its employees or sales by Licensee in its own shops), less trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks which, in accordance with generally accepted accounting principles, would normally be treated as deductions from gross sales, and which, in any event, do not include any chargebacks or the like for advertising, fixture or retail shop costs or contributions, or contributions for in-store personnel. No other deductions shall be taken. Any merchandise returns shall be credited in the month in which the returns are actually made. For purposes of this Agreement, affiliates of Licensee shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by Licensee, or are under common control with Licensee. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which Licensee sells Licensed Products to independent retailers in arms' length transactions. In the event Licensee shall sell Licensed Products to its affiliates, royalties shall be calculated on the basis of such a bona fide wholesale price irrespective of Licensee's internal accounting treatment of such sale; provided, however, that royalties on sales to any outlet stores owned by Licensee with Licensor's prior approval ("Licensee Outlet Stores") shall be calculated on the basis of the actual invoice price to such stores, but in no event less than an amount equal to [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] less than the regular wholesale price of such Licensed Products. Licensee shall identify separately in the statements of operations provided to Licensor pursuant to paragraph 7 hereof, all sales to affiliates and through Licensee Outlet Stores. Notwithstanding anything to the contrary contained herein or in the Design Agreement, Licensee may sell to its own employees involved in the business contemplated hereunder, for their personal use, Licensed Products at a discount of [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] or more

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off the regular wholesale price thereof, without payment of royalties or compensation to Licensor, provided that such sales do not exceed $1,000,000 in any year.

  6.3. If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date which is 10 days after the date the same became due pursuant to paragraphs 6.1 or 6.2 hereof at the lower of the highest rate permitted by law in New York and 2% per annum above the prime rate of interest in effect from time to time at Chemical Bank, New York, New York or any successor bank.

  6.4. The obligation of Licensee to pay royalties hereunder shall be absolute notwithstanding any claim which Licensee may assert against Licensor or the Design Company. Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.

  6.5. All payments of royalties due to Licensor shall, unless Licensor shall otherwise direct by written notice to Licensee, be made by wire transfer on the date due, which wire transfer shall be directed to PRL International, Inc., the general partner of Licensor, as follows:

    Chase Manhattan Bank Delaware
    1201 Market Street, Wilmington, Delaware, 19801-1167,
    ABA#031100267
    Account Name and Number: PRL USA, Inc.: 6301-225177-500

  7. Accounting.

  7.1. Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement and shall render a full statement of such operations in writing to Licensor in accordance with paragraph 6.2 hereof. Such statements shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales of miscuts and damaged merchandise and net sales price of all sales for the previous month. Such statements shall be in sufficient detail to be audited from the books of Licensee. Once annually, which may be in connection with the regular annual audit of Licensee's books, Licensee shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and net sales price of all Licensed Products made or sold by Licensee certified by Licensee's independent accountant. Each monthly financial statement furnished by Licensee shall be certified by the chief financial officer or controller of Licensee.

  7.2. Licensor and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the subject matter of this Agreement. All such books of account, records and documents shall be maintained and kept available by Licensee for at least the duration of this Agreement and for three (3) years thereafter. Licensor shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of Licensee's books and records it is shown that Licensees payments to Licensor hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to Licensor by an amount equal to three and one-half percent (3-1/2%) of the amount which should have been paid during such twelve (12) month period, Licensee will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 6.3 hereof, promptly reimburse Licensor for the cost of such examination. Licensee shall provide Licensor each year with a copy of its annual report, as soon as it is made available to Licensee's Shareholders.

  8. Term.

  8.1. The term of this Agreement shall commence as of the date hereof and shall terminate on December 31, 2003; provided, however, that if no Event of Default shall have occurred and not been cured or waived, and Licensee has achieved the Minimum Renewal Volume (as such term is hereinafter defined) for the period January 1, 2002 through December 31, 2002, Licensee shall have the option, upon providing notice to Licensor on or before April 1, 2003, to renew this Agreement for an additional three (3) year period (the "Renewal Term") so as to expire on December 31, 2006, on the terms and conditions herein except that there will be no further right to renewal. The minimum aggregate net sales price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2002 to December 31, 2002 to (the "Minimum Renewal Volume') in order to be entitled to renew this Agreement for a second term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] (the "Renewal Volume"). In the event Licensee exercises its option for a Renewal Term, each of Licensor and Licensee shall give the other notice, on or before January 1, 2006, of its desire to extend the term hereof beyond December 31, 2006. In the event
Licensee does not achieve the Minimum Renewal Volume as hereinabove provided, Licensee may nevertheless request an extension of the term beyond December 31, 2003, and Licensor shall respond to such request
(which response shall be in Licensor's sole discretion) within thirty
(30) days after its receipt thereof. It is expressly understood that only the company (which may be Licensee) whose licensed term covers the period subsequent to the expiration of this Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of this Agreement, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the termination of this Agreement. Without limiting the generality of the foregoing, in the event the term hereof is not renewed or extended at the end of the initial or any renewal term, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to manufacture and sell Licensed Products shall be the Cruise/Holiday season for the last year of the relevant period, and Licensor shall be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale Licensed Products commencing with the immediately following Spring season.

  9. Default: Change of Control.

  9.1. Each of the following shall constitute an event of default ("Event of Default") hereunder:

  (i) Any installment of royalty payments is not paid when due and such default continues for more than fifteen (15) days after written notice thereof to Licensee;

  (ii) Licensee shall fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by the Design Company under the Design Agreement or Licensee shall fail to timely ship to its customers a material portion of the orders of Licensed Products it has accepted;

  (iii) Licensee defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty (30) days after notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the default and proceeds diligently thereafter to cure within an additional fifteen (15) day period);

  (iv) Licensee fails within fifteen (15) days after written notice that payment is overdue to pay for any Licensed Products or materials, trim, fabrics, packaging or services relating to Licensed Products purchased by Licensee from Licensor or, unless Licensee is contesting in good faith the amount due, any agent or licensee of Licensor or any other supplier of such items;

  (v) If Licensee shall use the Trademark in an unauthorized or improper manner and/or if Licensee shall make an unauthorized disclosure of confidential information or materials given or loaned to Licensee by Licensor and/or the Design Company;

  (vi) Licensee institutes proceedings seeking relief under a bankruptcy act or any similar law, or consents to entry of any order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of it or of any substantial part of its property, or a proceeding seeking such an appointment shall have been commenced without Licensee's consent and shall continue undismissed for sixty (60) days or an order providing for such an appointment shall have been entered, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing;

  (vii) Licensee transfers or agrees to transfer substantially all of its property in a transaction which results in ownership inconsistent with the terms of paragraph 9.3 hereof;

  (viii) The calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering a composition or extension to creditors by, for or of Licensee;

  (ix) There shall be a direct or indirect change in control of Licensee which results in ownership inconsistent with the terms of paragraph 9.3 hereof;

  (x) An event of default occurs under the Design Agreement, or any other license agreement entered into between Licensor (or its predecessor-in-interest or successors) and Licensee or design agreement between Licensee and the Design Company (or its predecessor-in-interest or successors);

  (xi) Licensee shall have failed to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by Licensee, if the effect of such failure is to accelerate the maturity of such indebtedness, or to permit the holder or holders of such indebtedness to cause such indebtedness to become due prior to the stated maturity thereof.

  9.2. If any Event of Default described in paragraphs 9.1 (i), (ii), (iii),
(iv), (v), (ix), (x) or (xi) shall occur, Licensor shall have the right, exercisable in its sole discretion, to terminate this Agreement and the License upon ten (10) days' written notice to Licensee of its intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the License shall terminate and come to an end. If the Event of Default described in paragraphs 9.1 (vi), (vii) or (viii) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to Licensee. This Agreement will terminate automatically upon the expiration or termination for any reason whatsoever of the Design Agreement.
Any termination of this Agreement shall be without prejudice to any remedy of Licensor for the recovery of any monies then due it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of Licensor including, without limitation, damages for breach to the extent that the same may be recoverable and Licensee agrees to reimburse Licensor for any costs and expenses (including attorneys' fees) incurred by Licensor in enforcing its rights hereunder. No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue the performance of this Agreement.

  9.3. During the term of this Agreement, Licensee shall not dissolve, liquidate or wind-up its business. In addition, in the event Licensee sells or transfers, or suffers a sale or a transfer of, by operation of law or otherwise, directly or indirectly, a controlling interest in Licensee (including, without limitation, in any direct or indirect parent of Licensee), Licensee shall promptly advise Licensor thereof in writing. If such sale or transfer results in such controlling interest being owned by an entity which, directly or indirectly, owns any trademark or tradename listed on Schedule C hereto, or the exclusive right to use any of such trademarks or tradenames, in connection with products similar to or competitive with Licensed Products, Licensee shall so notify Licensor, and within sixty (60) days of its receipt of notice, Licensor shall have the right to terminate this Agreement, such termination to become effective thirty (30) days after the date notice of termination is received by the Licensee.

  10. Disposal of Stock Upon Termination or Expiration.

  10.1. Within ten (10) days following the termination of this Agreement for any reason whatsoever including the expiration of the term hereof, and on the last day of each month during the disposal period set forth in paragraph 10.2 hereof, Licensee shall furnish to Licensor a certificate of Licensee listing its inventories of Licensed Products (which defined term for purposes of this paragraph 10. 1 shall include, but shall not be limited to, all fabrics, trim and packaging which are used in the manufacture and marketing of Licensed Products).on hand or in process wherever situated. Licensor shall have the right to conduct a physical inventory of Licensed Products in Licensee's possession or under Licensee's control. Licensor or Licensor's designee shall have the option (but not the obligation) to purchase from Licensee all or any part of Licensee's then existing inventory of Licensed Products upon the following terms and conditions:

  (i) Licensor shall notify Licensee of its or its designee's intention to exercise the foregoing option within fifteen (15) days of delivery of the certificate referred to above and shall specify the items of Licensed Products to be purchased.

  (ii) The price for Licensed Products manufactured by or on behalf of License on hand or in process shall be Licensee's standard cost (the actual manufacturing cost) for each such Licensed Product. The price for all other Licensed Products which are not manufactured by Licensee shall be Licensee's landed costs therefor. Landed costs for the purposes hereof means the F. 0. B. price of the Licensed Products together with customs, duties, and brokerage, freight and insurance.

  (iii) Licensee shall deliver the Licensed Products purchased within fifteen
(15) days of receipt of the notice referred to in clause (i) above. Payment of the purchase price for the Licensed Products so purchased by Licensor or its designee shall be payable upon delivery thereof, provided that Licensor shall be entitled to deduct from such purchase price any amounts owed it by Licensee (and/or to direct payment of any part of such merchandise to any supplier of Licensed Products in order to reduce an outstanding balance due to such supplier from Licensee).

  10.2. In the event Licensee that, pursuant to paragraph 10.1 hereof, Licensee timely provides the certificate of inventory and Licensor chooses not to exercise its option with respect to all or any portion of Licensed Products, for a period of ninety (90) days after termination of this Agreement for any reason whatsoever, except on account of breach of the provisions of paragraph 3, 4 or 6 hereof, Licensee may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided that (i) Licensee fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3, 4 and 6 hereof in connection with such disposal, and (ii) said disposal takes place within ninety (90) days after notice of termination is given or the expiration of the term of this Agreement, as the case may be.

  10.3. Notwithstanding anything to the contrary contained herein, in the event that upon the expiration or termination of the term hereof for any reason Licensee has not rendered to Licensor all accounting statements then due, and paid (i) all royalties and other amounts then due to Licensor, (ii) all compensation then due to Lauren under the Design Agreement and (iii) all amounts then due to any affiliate of or supplier to Licensor or its affiliates (collectively, "Payments"), Licensee shall have no right whatsoever to dispose of any inventory of Licensed Products in any manner. In addition, if during any disposal period Licensee fails timely to render any accounting statements, or certificates of inventory required pursuant to paragraph 10.1 hereof, or to make all payments when due, Licensee's disposal rights hereunder shall immediately terminate without notice.

  11. Effect of Termination.

  11.1. It is understood and agreed that except for the License to use the Trademark only as specifically provided for in this Agreement, Licensee shall have no right, title or interest in or to the Trademark. Upon and after the termination of this License, all rights granted to Licensee hereunder, together with any interest in and to the Trademark which Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Licensor shall thereafter be free to license to others the right to use the Trademark in connection with the manufacture and sale of the Licensed Products covered hereby, and Licensee will refrain from further use of the Trademark or any further reference to them, direct or indirect, or any other trademark, trade name or logo that is confusingly similar to the Trademark, or associated with the Trademark in any way, in connection with the manufacture, sale or distribution of Licensee's products, except as specifically provided in paragraph 10 hereof. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor, the Design Company or their affiliates, as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor, the Design Company or their affiliates, arising from any alleged goodwill created by Licensee for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

  11.2. Licensee acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in paragraph 10 hereof) to cease the manufacture or sale of the Licensed Products covered by this Agreement at the termination of the License, and Licensee agrees that in the event of such failure Licensor shall be entitled to equitable relief by the way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

  12. Showroom.

  Licensee represents that a separate showroom for the presentation and sale of the Licensed Products will be established and staffed and Licensee agrees to maintain, operate, decorate and staff the showroom in a manner consistent with that of the showrooms established for the presentation and sale of Licensor's other products. Licensor shall have a right of approval with respect to the design, layout, decoration and staffing of the showroom and all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by Licensee. Licensee shall sell such Licensed Products to Licensor's employees for their personal use (and not for resale) as any such employee may reasonably request, at prices equal to the regular wholesale price less a discount equal to not less than thirty percent (30%) of such regular wholesale price. Licensee and Licensor shall mutually agree upon a policy in respect of such sales that will address reciprocity and avoid interference with Licensee's normal operations.

  13. Indemnity.

  13.1. Licensor shall indemnify and hold harmless Licensee from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto) which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in strict accordance with the terms and conditions of this

Agreement and the Design Agreement, of the Licensed Mark or the designs furnished to Licensee by Licensor or Lauren, to the extent that such liability arises through infringement of another's design patent, trademark, copyright or other proprietary rights; provided, however, that Licensee gives Licensor prompt notice of, and full cooperation in the defense against, such claim. If any action or proceeding shall be brought or asserted against Licensee in respect of which indemnity may be sought from Licensor under this paragraph 13.1, Licensee shall promptly notify Licensor thereof in writing, and Licensor shall assume and direct the defense thereof. Licensee may thereafter, at its own expense, be represented by its own counsel in such action or proceeding.

  13.2. To the extent not inconsistent with paragraph 13.1 hereof, Licensee shall indemnify and save and hold Licensor, the Design Company, PRL USA Holdings, Inc. and Ralph Lauren, individually, and their assignees, directors, officers, servants, agents and employees (collectively, "Indemnified Parties"), harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including Licensee's use of Licensee's own designs, in connection with Licensed Products manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business.

  14. Insurance.

  Licensee shall carry product liability insurance with limits of liability in the minimum amount, in addition to defense costs, of $3,000,000 per occurrence and $3,000,000 per person and each of the Indemnified Parties shall be named therein as insureds, as their interests may appear. The maximum deductible with respect to such insurance shall be $100,000. Licensee shall, promptly after the signing of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to each of the Indemnified Parties.

  15. Disclosure.

  15.1. Licensor and Licensee, and their affiliates, employees, attorneys, accountants and bankers shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or
(ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Licensee shall take all reasonable precautions to protect the secrecy of the material used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs sketches, artwork, logos, and other materials or their use except under the Trademark.

  15.2. Licensee agrees that all press releases and other public announcements related to Licensor's operations hereunder, shall be subject to approval by Licensor, and that each request for a statement, release or other inquiry shall be sent in writing to the advertising/publicity director of Licensor for response.

  16. Key Personnel.

  16.1. At all times during the term hereof, Licensee shall employ a senior executive, approved in advance by Licensor (such approval not to be unreasonably withheld), whose primary responsibility shall be to manage all of Licensee's operations pursuant to this Agreement.

  16.2. At all times during the term hereof, Licensee shall employ a Design Director, approved in advance by Licensor (such approval not to be unreasonably withheld), whose primary responsibility shall be to work with Licensor and the Design Company on the creation and implementation of designs for the Licensed Products and related activities under this Agreement.

  17. Miscellaneous.

  17.1. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent or communication is personally delivered or (ii) five (5) days after the same was sent, if sent by certified or registered mail or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

  (a) if to Licensee, addressed as follows:

     Jones Apparel Group, Inc.
     250 Rittenhouse Circle
     Bristol, Pennsylvania 19007
     Attention: Mr. Sidney Kimmel
     Telecopier: (215) 785-1795

     with a copy to:

     Jones Apparel Group, Inc.
     1411 Broadway
     New York, New York 10018
     Attention: Mr. Herbert Goodfriend

     Telecopier: (212) 921-5370

     b) if to Licensor, addressed as follows:

     PRL USA, Inc.
     103 Foulk Road
     Suite 201
     Wilmington, Delaware 19803
     Telecopier: 302.778.1008
     Attention: President

     with a copy to:

     Victor Cohen, Esq.
     Eighth Floor
     650 Madison Avenue
     New York, New York 10022
     Telecopier: 212-318-7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

  17.2. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and no party hereto shall have any power to obligate or bind any other party hereto in any manner whatsoever, except as otherwise provided for herein.

  17.3. None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity.
Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and the Design Company (and, to the extent set forth in paragraphs 13.1 and 13.2 hereof, Polo Ralph Lauren Corporation and Ralph Lauren, individually), shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

  17.4. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor may assign all or any portion of the royalties payable to Licensor hereunder, as designated by Licensor, and in addition, Licensor may assign all of its rights, duties and obligations hereunder to any entity to which the Trademark, or the right to use the Trademark, has been transferred, or to an affiliate of any such entity. The rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor the License may be assigned by Licensee without Licensor's prior written consent, which may be withheld in Licensor's sole discretion. Any attempt by Licensee to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense or otherwise, without having received the prior written consent of Licensor shall constitute an Event of Default, but shall otherwise be null and void. Licensee may employ subcontractors subject to the prior written approval of Licensor for the manufacture of the Licensed Products; provided, however, that in any event, (i) the supervision of production of Licensed Products shall remain under the control of Licensee, (ii) Licensee shall maintain appropriate quality controls, (iii) such subcontractors shall comply with the quality standards set forth herein and with the Operating Guidelines annexed hereto as Schedule E, as such Operating Guidelines may be amended from time-to-time, and (iv) such subcontractors shall comply with other requirements of Licensor consistent with the terms of this Agreement, including, but not limited to, the execution by subcontractor of the Trademark and Design Protection Agreement attached hereto as Schedule F and made a part hereof.

  17.5. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Licensor may have approved such item or conduct. Licensee shall advise Licensor in the event any Final Prototype does not comply with any such law, rule, regulation or requirement.

  17.6. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

  17.7. The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the Southern District of New York and of any of the courts of the State of New York located within the Southern District in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered as provided in paragraph 17.1 hereof. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren Corporation nor any other general or limited partner of Licensor shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and Licensee shall not have nor claim to have any recourse for any such claim against any general or limited partner of Licensor.

  17.8. The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

  17.9. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  17.10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.

                              PRL USA, INC.

                              By: /s/

                              JONES APPAREL GROUP, INC.

                              By: /s/ Jackwyn Nemerov

Schedule A

                       LICENSED PRODUCTS

   1. Licensed Products shall mean the following women's "better" apparel products bearing the Trademark: dresses, shirts, blouses, skirts, jackets, suits, sweaters, pants, vests, coats, outerwear, hats. Licensed Products shall also include such other articles of women's apparel as Licensor shall, from time to time, designate in its sole discretion.

   2. Licensed products shall not include denim pants or shorts, and Licensee's rights hereunder shall not be violated by virtue of the manufacture or sale by Licensor or any of its affiliates or licensees of any jeanswear apparel sold as part of a jeanswear line, or, subject to paragraph 3 of this Schedule A, other womenswear line, notwithstanding the similarity of any such products to Licensed Products.

  3. Except as provided below, this Agreement does not cover any other trademark of Licensor or in any way limit Licensor's right to engage in business with such trademarks as it deems appropriate in its sole discretion. However, Licensor agrees not to sell or license another complete line of women's apparel with a "Ralph Lauren" trademark intended to be sold in the "better" area of women's departments in direct competition with Licensed Products (a "Competing Line"). The foregoing restriction is intended to limit Licensor's ability to market an equivalent line of "better" women's apparel under another name, and the parties agree that any womenswear sold as part of any other line (and not individually to be sold with "better" products) bearing any other trademark owned by Licensor or its affiliates, so long as such line is not a Competing Line, shall not violate the foregoing restriction, notwithstanding the similarity of particular products and/or their price points to Licensed Products. Notwithstanding anything to the contrary contained herein, the restriction on Licensor set forth in this paragraph 3 with respect to a Competing Line shall not apply to a line of "better" womenswear currently sold under the "Lauren" mark (or to a successor line which may hereafter be sold under a different trademark).

  4. Licensor shall phase out its use in the Territory of the trademark "Ralph/ Ralph Lauren" for womenswear and thereafter during the term hereof shall not in the Territory use or license to any third party the right to use the trademark "Ralph/Ralph Lauren" for women's dresses, shirts, blouses, skirts, jackets, suits, sweaters, pants, vests, coats, outerwear or hats.

  5. Licensee shall not sell or market Licensed Products in "bridge" or "collection" areas.

Schedule B

TRADEMARK

"RALPH/RALPH LAUREN"

Schedule C

Restricted Individuals and Entities

[OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

Schedule D

Approved Customers

[OMITTED; MATERIAL FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]



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Schedule E

                      OPERATING GUIDELINES

Polo Ralph Lauren (the "Company") is dedicated to conducting its operations throughout the world on principles of ethical business practice and recognition of the dignity of workers. We expect our business partners to respect and adhere to the same standards in the operation of their business, and we will utilize these criteria to evaluate our relationships with customers and suppliers.

WAGES / BENEFITS / WORKING HOURS. Our business partners must comply with all laws regulating local wages, work hours and benefits. Wage and benefit policies must be consistent with prevailing national standards, and also be acceptable under a broader international understanding as to the basic needs of workers and their families. We will not work with companies whose wage structure violates local law or prevailing industry practice.

CHILD LABOR- Our business partners must not use child labor, defined as school age children. Our business partners will not employ workers under the age of 14. This provision extends to all partner facilities.

HEALTH & SAFETY. Our business partners must ensure that their workers are provided a safe and healthy work environment, and are not subject to unsanitary or hazardous conditions.

FREEDOM OF ASSOCIATION. Our business partners should respect the legal rights of employees to freely and without harassment participate in worker organizations of their choice.

PRISON OR FORCED LABOR- Our business partners will not work with or arrange for purchase of any materials from business partners who utilize prison or forced labor in any stage of the manufacture of our products.

DISCIPLINARY PRACTICES. Our business partners will not employ or conduct any business activity with partners who employ any form of physical or mental coercion or punishment against workers.

DISCRIMINATION. Our business partners will not practice nor do business with business partners who practice any form of improper discrimination in hiring and employment, including on the basis of age, race, color, gender, or religion.

ENVIRONMENT. Our business partners must embrace a fundamental concern for environmental protection and conduct their operations consistent with both local and internationally recognized environmental practices.

LEGAL REQUIREMENTS. Our business relationship must be built on a mutual respect for and adherence to legal requirements. Our business partners will observe both local and applicable international standards.

ETHICAL STANDARDS. We intend to conduct all our business in a manner consistent with the highest ethical standards, and we will seek and utilize partners who will do likewise, as this contributes directly to our corporate reputation and the collective success of our organization and selected business partners.

SUBCONTRACTING. Our business partners may not subcontract all or any part of the work on our products without our express written consent, which will not be given unless each subcontractor meets all of the criteria set forth herein.

CONFLICTS OF INTEREST. Our business partners may not give Company employees a gift of value in excess of US$25.00, and may not bribe foreign officials to benefit the Company or its business.

IMPLEMENTATION. We will apply these criteria in all business partner determinations, and will continue to implement these policies in the conduct of all activities. This will include our business partners sharing information on production facilities and procedures, with the objective of improving our collective service to customers in a responsible manner. Failure by a business partner to meet these standards, will result in our taking appropriate actions, up to and including cancellation of existing orders.

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                           Schedule F

TRADEMARK AND DESIGN PROTECTION AGREEMENT

                                  Re: Orders for Polo/Ralph Lauren Merchandise

TO _______________________________

  Our company may be entering into Purchase Order Contracts for samples and various products with you in the near future and would like to take this opportunity to call to your attention the basis upon which we will enter such agreements.

  Pursuant to our agreements we may be providing you with certain designs and art work and requisitions for finished products (including samples), packaging, and business materials, among other things. By accepting our orders or contracts, your company will have agreed that it has only a limited, non-transferable right to use any trademarks and/or designs and/or art work (including specifically, colors, shapes, and textures) of Polo Ralph Lauren Corporation and its affiliates ("Polo") as necessary for merchandise shipped or services rendered under our orders or contracts. You agree that such trademarks, designs, logos and art work shall not be used by your firm at any time, whether or not they are used in conjunction with the Ralph Lauren name or trademarks, for any purpose other than that for which they were placed in your trust, i.e. in fulfillment of specific purchase orders, and you shall exercise due diligence so that they are not made available to third parties.
No rights shall remain in your firm or its employees or agents as to such trademarks, logos, art work, or designs of Polo and its affiliates and you agree that to the extent your firm may acquire any rights to said marks, logos, art work or designs, such rights shall revert to Polo or its affiliates, as the case may be, without any further act of the parties hereunder. By accepting our orders, you hereby agree to indemnify Polo and its affiliates for any losses, costs or expenses (of any kind whatsoever) which may arise as a result, directly or indirectly, of a breach of this Agreement.

  Please place the acknowledgment signature of two (2) of your executive officers in the space provided below and return one signed copy of this letter to the undersigned as soon as possible.

  Thank you for your cooperation.

                              Sincerely yours,

                              Polo Ralph Lauren, L.P.
                              By: Polo Ralph Lauren Corporation, General Partner

                              By:

We have read and accept and agree to the above in consideration of orders from Polo Ralph Lauren, L.P.

CONTRACTOR NAME: _______________________

By: (1)   _________________________________  and (2) ___________________________
          Name:                                   Name:

Date:

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